EXHIBIT 21.1
                              List of Subsidiaries
                              --------------------

Subsidiary                      Principal       Type of   Percentage  Country of
                                Activity         Shares     Owned      Incorpo-
                                                  Held                  ration
----------                     --------------   --------  ----------  ----------

WG International Ltd           Holding          Ordinary     100%      England
                               Company                                 & Wales

LVA Holdings Inc. (formerly    Holding          Ordinary     100%      U.S.A.
Starnet Communications         Company
International Inc)(1)

Interactive Systems Inc.       Licensing of     Ordinary     100%      Antigua
                               Internet
                               Gaming Systems

WG Interactive Inc.            Systems
                               Administration   Ordinary     100%      Canada

World Gaming Europe Ltd(1)     Dormant          Ordinary     100%      England
                                                                       & Wales

SSII Ltd (formerly Starnet     Licensing of
                               Internet         Ordinary     100%      Antigua

Systems International Inc)(2)  Gaming Systems

EFS Caribbean Inc(2)           Dormant          Ordinary     100%      Antigua

EFS St Kitts Inc(2)            Dormant          Ordinary     100%      Antigua

Inphinity Interactive Inc(2)   Dormant          Ordinary     100%      Canada

World Gaming Services Inc(2)   Dormant          Ordinary     100%      Antigua

ESCE Inc. (formerly Starnet    Dormant          Ordinary     100%      Canada
Communications
Canada Inc)(2)

All of the above companies operate within their country of incorporation and their results have been included in these consolidated financial statements.

(1) Shares are owned by World Gaming International Ltd
(2) Shares are owned by LVA Holdings Inc.

The Company holds a 50 percent interest in Bullen Road LP, a limited partnership between SSII and IOE Limited ("IOE"), a wholly-owned subsidiary of Sportingbet PLC. Bullen Road LP is an exempt limited partnership formed in the Cayman Islands as a result of the transaction with Sportingbet described at Note 5 and owns the gaming software operated by the Company. The General Partner is Gwladys Street Limited, a company incorporated in the Cayman Islands and is jointly owned by SSII and IOE. The Company is not required to make any capital contributions to the partnership beyond the initial transfer of the proprietary gaming software, which was done in the year. The net book value of the assets transferred was $nil. The partnership had no income or expenditure in the period ended 31 December 2004. Accounts have not yet been prepared for the partnership. Consistent with the accounting treatment of the Intellectual Property prior to its transfer to Bullen Road LLP, the Company's share of the assets and liabilities of the partnership at 31 December 2004 has not been included in the consolidated financial statements. The cost and carrying value of the investment at 31 December 2004 was $nil in these financial statements.